June 14, 2022
TD SYNNEX Announces Senior Notes Exchange
FREMONT, Calif. & CLEARWATER, Fla.--(BUSINESS WIRE) — Today, TD SYNNEX Corporation (the “Company”) announced that on June 14, 2022 it commenced an offer to exchange (the “Exchange Offer”) the Company’s outstanding unregistered notes for new registered notes.
Under the Exchange Offer, the Company is offering to exchange up to (i) $700,000,000 aggregate principal amount of new 1.250% Senior Notes due 2024, (ii) $700,000,000 aggregate principal amount of new 1.750% Senior Notes due 2026, (iii) $600,000,000 aggregate principal amount of new 2.375% Senior Notes due 2028 and (iv) $500,000,000 aggregate principal amount of new 2.650% Senior Notes due 2031 (collectively, the “Exchange Notes”), the issuance of which has been registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of its unregistered (i) $700,000,000 aggregate principal amount of its outstanding 1.250% Senior Notes due 2024, (ii) $700,000,000 aggregate principal amount of its outstanding 1.750% Senior Notes due 2026, (iii) $600,000,000 aggregate principal amount of its outstanding 2.375% Senior Notes due 2028 and (iv) $500,000,000 aggregate principal amount of its outstanding 2.650% Senior Notes due 2031 (collectively, the “Outstanding Notes”). The terms of the Exchange Notes offered in the Exchange Offer are substantially identical to the terms of the respective series of the Outstanding Notes, except that the Exchange Notes will be registered under the Securities Act, and certain transfer restrictions, registration rights, and additional interest provisions relating to the Outstanding Notes will not apply to the Exchange Notes.
The purpose of the Exchange Offer is to fulfill the Company’s obligations under the applicable registration rights agreement entered into in connection with the issuances of the Outstanding Notes. The Company will not receive any proceeds from the Exchange Offer, and the aggregate principal amount of Exchange Notes that will be issued will be equal to the aggregate principal amount of Outstanding Notes that are surrendered pursuant to the Exchange Offer.
The Exchange Offer will expire at 5 p.m. New York City time, on July 14, 2022, unless extended (such date and time, as may be extended, the “Expiration Date”). The settlement date for the Exchange Offer will occur promptly following the Expiration Date. The terms of the Exchange Offer and other information relating to the Company are set forth in a prospectus dated June 14, 2022 (the “prospectus”), a copy of which has been filed with the Securities and Exchange Commission. The Company has not authorized any person to provide information other than as set forth in the prospectus.
ADDITIONAL INFORMATION
Copies of the prospectus can be obtained from the exchange agent, Global Bondholder Services Corporation by telephone at (212) 430-3774 or toll free at (855) 654-2014, by writing via regular or certified mail, or overnight courier, to Global Bondholder Services Corporation, Attention: Corporate Actions, 65 Broadway – Suite 404, New York, New York 10006.
This press release is for informational purposes only and is neither an offer to exchange or sell, nor a solicitation of an offer to buy or exchange, the Exchange Notes. The Exchange Offer is made solely pursuant to the prospectus dated June 14, 2022, including any supplements thereto. The Exchange Offer is not being made to holders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky, or other laws of such jurisdiction.
OFFERING RESTRICTIONS
This press release does not constitute an offer to purchase or exchange any securities or the solicitation of an offer to buy or exchange any securities nor does it constitute an invitation to participate in the Exchange Offer in any jurisdiction in which, or to any person to or from which, it is unlawful to make such invitation or for there to be such participation under applicable securities laws. The distribution of this press release in certain jurisdictions may be restricted by law. Persons into whose possession this press release or the prospectus come are required to inform themselves about, and to observe, any such restrictions.
ABOUT TD SYNNEX
TD SYNNEX (NYSE: SNX) is a leading global distributor and solutions aggregator for the IT ecosystem. We’re an innovative partner helping more than 150,000 customers in 100+ countries to maximize the value of technology investments, demonstrate business outcomes and unlock growth opportunities. Headquartered in Clearwater, Florida, and Fremont, California, TD SYNNEX’ 22,000 co-workers are dedicated to uniting compelling IT products, services and solutions from 1,500+ best-in-class technology vendors. Our edge-to-cloud portfolio is anchored in some of the highest-growth technology segments including cloud, cybersecurity, big data/analytics, IoT, mobility and everything as a service. TD SYNNEX is committed to serving customers and communities, and we believe we can have a positive impact on our people and our planet, intentionally acting as a respected corporate citizen. We aspire to be a diverse and inclusive employer of choice for talent across the IT ecosystem.
© 2022 TD SYNNEX Corporation. TD SYNNEX, the TD SYNNEX Logo, and all other TD SYNNEX company, product and services names and slogans are trademarks of TD SYNNEX Corporation. Other names and trademarks are the property of their respective owners.
Liz Morali
Investor Relations
510-668-8436
ir@synnex.com

Bobby Eagle
Global Corporate Communications
727-538-5864
Bobby.Eagle@techdata.com

Source: TD SYNNEX
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